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FOR IMMEDIATE RELEASE
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        SHELBOURNE PROPERTIES I, INC, SHELBOURNE PROPERTIES II, INC. AND
           SHELBOURNE PROPERTIES III, INC. ENTER INTO $55 MILLION LOAN
              TRANSACTION PERMITTING EARLIER DISTRIBUTION OF FUNDS


     BOSTON, MASSACHUSETTS, February 20, 2003 -- Shelbourne Properties I, Inc. (AMEX: HXD), Shelbourne Properties II, Inc. (AMEX: HXE), and Shelbourne Properties III, Inc. (AMEX: HXF) (the "Shelbourne REITs") are pleased to announce that their indirect subsidiaries have obtained a $55 million loan from Fleet National Bank that matures on February 19, 2006, subject to extension, and is prepayable in whole or in part without premium or penalty.

     The proceeds of the loan have been used to, among other things, satisfy the Shelbourne REITs existing credit facility and establish an aggregate $5,000,000 in reserves as required by the lender, with remaining proceeds of the loan, after costs, of approximately $21,000,000 in the aggregate for all of the Shelbourne REITs. The loan is secured by a first mortgage lien on certain of the Shelbourne REITs properties. The loan is not, however, secured by the Shelbourne REITs property located at 568 Broadway, New York, New York which is currently under contract for sale. Accordingly, the proceeds of the sale of 568 Broadway, when sold, will now be available for distribution instead of approximately 50% of such proceeds being required to satisfy the prior credit facility.

     The loan is secured by mortgages on certain real properties owned by the Shelbourne REITs. The Shelbourne REITs are required to maintain a certain debt yield maintenance ratio and have certain restrictions with respect to engaging in certain equity financings and business combinations, incurring additional indebtedness, acquiring additional properties, selling properties and making certain distributions.

     The Board of Directors and Shareholders of each of the Shelbourne REITs has previously approved a plan of liquidation for each REIT. For additional information concerning the proposed liquidation including information relating to the properties being sold please contact Andy Feinberg at (617) 570-4620 or John Driscoll at (617) 570-4609.

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     CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995. Statements in this Press Release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Shelbourne REITs expect, believe or anticipate will or may occur in the future shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results of performance financial or otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only of the date hereof. The Shelbourne REITs undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Shelbourne REITs or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in this statement include the failure to close the sale of the 568 Broadway property.